EXHIBIT 99.1

Subject: INSpire Report April 23

I recognize that you have an investment in INSpire's recovery. I appreciate your loyalty and I plan to report to you regularly about reorganization progress.

Chapter 11 reorganization remains on fast track
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Our new financial  plan calls for $11 million in overhead  cuts,  cuts that will not affect your service.  Cost savings achieved to date include:
     o Restructured our employee health insurance benefit plan to achieve $2 million savings per year. The new benefits plan offers 95% of the coverage for 50% of the cost of a traditional managed care plan.
     o Renegotiated real estate leases in Binghamton, Columbia, Phoenix, and Sheboygan saving over $1.2 million per year. We are on track to reduce real estate costs by $2.8 million per year.
     o Work is underway eliminating additional real estate lease costs, furniture lease costs, equipment lease costs, and supply costs.

Our next major milestone: by June 15 we will submit the Plan of Reorganization to the Court for approval. The latest reorganization info is always available at www.nspr.com/reorganization.

Signed $1 million+ in software sales
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Good news.  A new  customer  signed a letter of intent to license  our brand new
INSideOUT v 8.0. The customer, a super-regional carrier in New England, New York and New Jersey, intends to process its $90 million New Jersey personal auto book and additional lines with INSideOUT software. The system is slated to go live in July.

Current customers are signing on for additional work, too. For example, a TransFluent customer will now use TransWeb to facilitate agency downloads. And we're delivering the first phase of a new, four part software service project for a California-based customer.

Securities litigation case dismissed
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More good news. The Fifth Circuit Court of Appeals has again  dismissed the 1999 class action securities case against INSpire which was filed by Milburg Weiss. The court first dismissed the case in March 2001 for lack of evidence but permitted the plaintiffs to re-file. This time, the dismissal was with prejudice and without the right to re-plead.

I  value  your  comments.   Call  me   (817/348-3680)   or  send  me  an  e-mail
rmarxen@nspr.com with insights or requests.

Dic

Richard J. Marxen
President & CEO
INSpire Insurance Solutions, Inc.
300 Burnett
Fort Worth, Texas 76102

817.348.3680